Exhibit 99.1

AGREEMENT

THIS AGREEMENT, dated as of November 20, 2020 (“Agreement”), is by and between Lionbridge Capital LP (“Lionbridge”) and Robotti & Company Advisors, LLC (“Robotti”).

WHEREAS, the parties desire to coordinate certain efforts with respect to (i) the proposal of certain actions relating to CIM Commercial Trust Corporation (the “Company”) and (ii) the purchase of shares of Common Stock, par value $0.001 per share, of the Company (“Company Securities”) by them, their affiliates, and any of their and their affiliates’ respective investment funds, managed accounts or other investment vehicles managed or advised by them (“Covered Entities”). For clarity, Covered Entities will include any employees of a Covered Entity.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Purchase and Sale of Securities.

a.	Subject to the terms of this Agreement, Lionbridge and Robotti shall cause the acquisition and/or sale of Company Securities in an aggregate amount mutually agreed by Lionbridge and Robotti from time to time, which amount shall not result in the beneficial ownership by Lionbridge and Robotti of more than 6.25% in the aggregate of the total number of outstanding Company Securities.

b.	Neither Lionbridge nor Robotti shall, directly or indirectly, including, without limitation, through any of their Covered Entities (i) sell, pledge or otherwise dispose of any Company Securities without the prior written consent of the other party other than in connection with customary margin or similar requirements or (ii) beneficially own, purchase, sell or otherwise hold, acquire or dispose of any Company Securities or any interests or rights in respect of any Company Securities except as provided in this Agreement.

2.	Coordinated Activities. The following matters shall require the mutual agreement of the parties: (i) the selection and nomination of individuals to serve as directors of the Company; (ii) the making, revising or withdrawing of any proposals to the Company regarding the conduct of its business, corporate governance matters, corporate transactions or otherwise; (iii) seeking to control, advise, change or influence the management, directors, governing instruments, stockholders, policies or affairs of the Company; (iv) the conduct of any proxy contest, consent solicitation or similar actions involving the Company, including, without limitation, the engagement of any advisors; (v) the manner, form, content and timing of any communications with the Company as well as any public disclosures, public statements or other communications relating to the Company, the Company Securities, this Agreement or the activities contemplated by this Agreement (except to the extent such disclosure is required by applicable law, regulation or fund documentation); (vi) the admission of any additional members to the group formed by this Agreement or otherwise, or entering into any agreement, arrangement or understanding with any person (other than a Covered Entity) in connection with the holding, voting or disposition of Company Securities; (vii) the conduct of any litigation or investigation related to the Company or the activities contemplated by this Agreement; and (vii) engaging in any of the foregoing activities, directly or indirectly, including, without limitation, through or by any Covered Entities, other than pursuant to this Agreement. The parties shall cooperate and take all actions reasonably required in furtherance of any actions agreed to be undertaken pursuant to this Agreement, including, without limitation (A) voting or causing to be voted any Company Securities beneficially owned by them and (B) executing or causing to be executed one or more written consents or agency designations with respect to such Company Securities.

3.	No Liability; Shared Expenses.

a.	Notwithstanding anything else contained in this Agreement, neither party nor any of its Covered Entities shall have liability of any kind whatsoever to the other party or any of the other party’s Covered Entities in connection with the execution of any trade in Company Securities pursuant to Section 1(a) of this Agreement (including, without limitation, the price at which any such trade is executed), except in the case of a breach of this Agreement, a violation of the law or regulations, fraud, willful misconduct or gross negligence by the first party.

b.	Each party will (i) pay its pro-rata share of third party out-of-pocket expenses incurred by the parties in furtherance of the actions agreed to be undertaken pursuant to this Agreement that have been approved by the parties in writing (including, for such purposes, through email correspondence) prior to or after their incurrence and (ii) promptly upon request reimburse the other party for its respective portion of any such shared expenses incurred or to be incurred by the other party. Upon request, the party seeking reimbursement will provide the other party with reasonable documentation evidencing its expenses. Notwithstanding the foregoing, a party will not be entitled to contribution for any expense or liability arising out of such party’s or its Covered Entities’ breach of this Agreement, a violation of the law or regulations, fraud, willful misconduct or gross negligence. Neither party shall charge the other party any management, incentive or similar fees in connection with this Agreement or the actions contemplated under this Agreement.

4.	Regulatory Reporting. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the parties agrees to the joint filing on their behalf of the information required by Schedule 13D (or any amendment thereof) if any such filing becomes required at any time. Each party shall be responsible for the accuracy and completeness of its own disclosure, and shall not be responsible for the accuracy or completeness of the information concerning the other party. The parties shall cooperate in connection with any other regulatory filing that may be required to be made in connection with the matters contemplated by this Agreement.

5.	Termination. This Agreement will terminate at 11:59 p.m. (New York time) on the first anniversary of the second Annual Meeting of Stockholders of the Company held following the date hereof, unless early terminated by the mutual written agreement of the parties. Sections 3 and 7 shall survive any termination of this Agreement.

6.	Relationship of the Parties. Nothing in this Agreement shall be construed as creating among the parties any joint venture, partnership, association or other entity for any purpose (including, without limitation, for U.S. income tax purposes) or any agency relationship, nor shall any party, except as expressly set forth in this Agreement, (i) have the right, power or authority to create any obligation or duty, express or implied, on behalf of any other party or (ii) have any fiduciary or other duties to any other party. Each party agrees that it does not have any interest in the profits or losses of the other party in connection with its acquisition or disposition of any Company Securities.

7.	Miscellaneous. This Agreement (i) shall be governed by and construed in accordance with the laws of the State of New York, (ii) may not be assigned, amended, waived or modified except by a writing signed by each party, (iii) may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument and (iv) represents the entire agreement between the parties with respect to the subject matter of this Agreement. For purposes of this Agreement “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act.

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The parties have caused this Agreement to be executed as of the day and year first above written.

Lionbridge Capital LP

By:	/s/ Gregory Morillo
Name:	Gregory Morillo
Title:	Managing Partner

Robotti & Company Advisors, LLC

By:	/s/ Robert E. Robotti
Name:	Robert E. Robotti
Title:	President